Schedule A

to the March 26, 2013

Investment Advisory Agreement

Dated as of October 18, 2013

between WisdomTree Trust

and WisdomTree Asset Management, Inc.

Name of Series	Fee %
WisdomTree U.S. Dividend Growth Fund	0.28%
WisdomTree United Kingdom Hedged Equity Fund	0.48%
WisdomTree Japan Hedged SmallCap Equity Fund	0.58%
WisdomTree U.S. SmallCap Dividend Growth Fund	0.38%
WisdomTree Emerging Markets Dividend Growth Fund	0.63%
WisdomTree Emerging Markets Consumer Growth Fund	0.63%
WisdomTree Germany Hedged Equity Fund	0.48%
WisdomTree Korea Hedged Equity Fund	0.58%

	WISDOMTREE TRUST		WISDOMTREE ASSET MANAGEMENT, INC.

By:		By:
	Name: Jonathan Steinberg		Name: Amit Muni
	Title: President		Title: Chief Financial Officer

A-1